Exhibit (B)(3)

AMENDMENT TO BY-LAWS

Section 8b. President. The President shall, in the absence of the Chairman, preside at all meetings of shareholders. The President shall be the principal executive officer, with all duties and responsibilities theretofore designated. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary. The President shall have the power to sign all certificates for shares of beneficial interest. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Trust or a different mode of execution is expressly prescribed by the Trustees or these Bylaws or where otherwise required by law, the President may execute any documents or instruments which the Board has authorized to be executed or the execution of which is in the ordinary course of the Trust’s business. The President shall, subject to the control of the Trustees, have general charge and supervision over the daily affairs of the Trust. The President shall have the power to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust. The President shall perform such other powers as the Trustees shall prescribe from time to time.